WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.



                    MT. OLYMPUS ENTERPRISES, INC.
                   (A DEVELOPMENT STAGE ENTERPRISE)
                       CONDENSED BALANCE SHEET
                             (UNAUDITED)


                                                        JUNE 30,
                                                            1997
                                                      ----------
                                  ASSETS

CURRENT ASSETS
     Prepaid expenses                                 $      137
                                                      ----------
          TOTAL CURRENT ASSETS                               137
                                                      ---------
TOTAL ASSETS                                          $      137
                                                      ----------

                   LIABILITIES AND STOCKHOLDERS' DEFICIT


CURRENT LIABILITIES
     Accounts payable                                 $    1,807
                                                      ----------
          TOTAL CURRENT LIABILITIES                        1,807
                                                      ----------
STOCKHOLDERS' DEFICIT
     Common stock - $.001 par value; 50,000,000
       shares authorized; 4,300,000 shares issued
       and outstanding                                     4,300
     Additional paid-in capital                          133,696
     Deficit accumulated during the development stage   (139,666)
                                                      ----------
          TOTAL STOCKHOLDERS' DEFICIT                     (1,670)
                                                      ----------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT           $      137
                                                      ==========

See the accompanying notes to condensed financial statements.



                       MT. OLYMPUS ENTERPRISES, INC.
                     (A DEVELOPMENT STAGE ENTERPRISE)
                    CONDENSED STATEMENTS OF OPERATIONS
                                (UNAUDITED)

                                                                            For The Cumulative
                                                                               Period From
                                                                             January 19, 1987
                                For the Three Months    For the Six Months      (Date of
                                    Ended June 30,        Ended June 30,   Inception) Through
                                  1997        1996        1997        1996    June 30, 1997
                               ----------  ----------  ----------  ----------  ----------
INCOME                         $     -     $     -     $     -     $     -     $     -

OPTION EXPENSES                      -           -           -           -         55,349

MERGER AND REORGANIZATION
  EXPENSES                          5,337       1,652      14,553       1,744      67,857

GENERAL AND ADMINISTRATIVE
  EXPENSES                             96          81         130         132      35,616

INTEREST EXPENSE                      264         490       1,054         980       6,714
                               ----------   ---------  ----------   ---------  ----------
NET LOSS BEFORE
 EXTRAORDINARY ITEM                (5,697)     (2,223)    (15,737)     (2,856)   (165,536)
                               ----------   ---------  ----------   ---------  ----------
EXTRAORDINARY GAIN FROM
 DEBT FORGIVENESS, NET
 OF TAX OF $0                      22,566       3,304      22,566       3,304      25,870
                               ----------   ---------  ----------   ---------   ---------
NET INCOME (LOSS)              $   16,869   $   1,081  $    6,829   $     448   $(139,666)
                               ==========   =========  ==========   ==========  =========
NET INCOME (LOSS) PER COMMON
 SHARE BEFORE EXTRAORDINARY
 ITEM                          $     -      $     -    $     -      $     -     $   (0.05)
                               ----------   ---------  ----------   ----------  ---------
EXTRAORDINARY GAIN PER
 COMMON SHARE                        -            -          -            -          0.01
                               ----------   ---------  ----------   ----------  ---------
NET INCOME (LOSS) PER
 COMMON SHARE                  $     -      $     -    $     -      $     -     $   (0.04)
                               ==========   =========  ==========   ==========  =========
WEIGHTED AVERAGE COMMON
 SHARES OUTSTANDING             4,300,000   4,300,000   4,300,000    4,300,000  3,418,723
                               ==========   =========  ==========   ==========  =========

       See the accompanying notes to condensed financial statements.



                       MT. OLYMPUS ENTERPRISES, INC.
                     (A DEVELOPMENT STAGE ENTERPRISE)
                    CONDENSED STATEMENTS OF CASH FLOWS
                                (UNAUDITED)


                                                             For The Cumulative
                                                                 Period From
                                                               January 19, 1987
                                                                    (Date of
                                             For The Six Months    Inception)
                                                  Ended June 30,    Through
                                                  1997      1996  June 30, 1997
                                               ---------  --------  ---------
 CASH FLOWS FROM OPERATING ACTIVITIES
   Net gain (loss)                             $   6,829  $    448  $(139,666)
   Adjustments to reconcile net loss to
     net cash used by operating activities:
   Amortization                                     -         -         5,164
   Extraordinary gain from debt forgiveness      (22,566)   (3,304)   (25,870)
   Expenses paid by stockholder                   16,709     1,252     30,364
   Expenses paid from deposit with
    legal counsel                                  6,900      -         10,000
   Increase in prepaid expenses                     (137)     -           (137)
   Increase in accrued interest payable            1,053       980       9,213
   Increase (decrease)  in accounts payable       (8,788)      624      39,964
                                               ---------  --------  ----------
   NET CASH USED BY OPERATING ACTIVITIES            -         -        (70,968)
                                               ---------  --------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES
   Payment for organization costs                   -         -         (5,164)
                                               ---------  --------  ----------
   NET CASH USED IN INVESTING ACTIVITIES            -         -         (5,164)
                                               ---------  --------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from notes payable to
    related party                                   -         -         37,000
   Repayment of note from related party             -         -        (25,000)
   Proceeds from issuance of common stock,
     net of offering costs                          -         -         64,132
                                               ---------  --------  ----------
   NET CASH PROVIDED BY FINANCING ACTIVITIES        -         -         76,132
                                               ---------  --------  ----------
NET DECREASE IN CASH                           $    -     $   -     $     -
                                               =========  ========  ==========


See the accompanying notes to condensed financial statements.



                    MT. OLYMPUS ENTERPRISES, INC.
               NOTES TO CONDENSED FINANCIAL STATEMENTS
                             (UNAUDITED)




NOTE 1--CONDENSED FINANCIAL STATEMENTS

The accompanying condensed financial statements have been prepared by the Company, and are not audited. All adjustments necessary for fair presentation have been included, and consist only of normal recurring adjustments except as disclosed herein.
These financial statements are condensed and, therefore, do not include all disclosures normally required by generally accepted accounting principles. These statements should be read in conjunction with the Company's annual financial statements included in the Company's Annual Report on Form 10-KSB. The financial position and results of operations presented in the accompanying financial statements are not necessarily indicative of the results to be generated for the remainder of 1997.

NOTE 2--PRELIMINARY LETTER OF INTENT FOR REORGANIZATION

On April 24, 1997, the Company entered into a preliminary letter of intent for reorganization with a privately held Texas corporation known as Afritel Telecommunications, Inc. (Afritel).
As part of the reorganization, the Company agreed to complete a 1-for-43 reverse stock split of the presently issued and outstanding 4,300,000 common shares, resulting in 100,000 shares being outstanding upon consummation of the reorganization. The
Company would then issue a controlling interest of 4,500,000 shares (post-split) to Afritel shareholders in exchange for all of Afritel's outstanding stock and 500,000 shares (post-split), as a fee to a shareholder acting as an agent for the Company in this transaction. The Company would then change its name to Afritel, elect a new Board of Directors, and attempt to develop a telecommunications system in Zaire and/or other developing
African nations. The reorganization is contingent upon Afritel obtaining $500,000 through a private placement offering. None of the transactions contemplated in the reorganization with Afritel have been reflected in the accompanying condensed financial statements.

NOTE 3--CAPITAL CONTRIBUTION THROUGH DEBT ASSUMPTION

In June 1997, as part of the preliminary letter of intent for reorganization entered into with Afritel, a shareholder assumed all outstanding liabilities of the Company except for accounting fees, legal fees, and taxes incurred for the six months ended
June 30, 1997. The liabilities assumed by the shareholder total
$44,387 and constitute an additional capital contribution by the shareholder. The shareholder personally borrowed $60,000 in private financing and intends to use a portion of the borrowed funds to satisfy the assumed debts. As collateral for the assumption of the debt, the Company authorized 5,000,000 shares
(pre-split) which may be issued to the shareholder for services rendered if the reorganization does not take place. If the reorganization is completed, the shareholder will receive 500,000
(post-split) common shares for services rendered.

As presented in the interim financial statements at March 31, 1997, the shares to be issued to the shareholder were reported to be for the repayment of the obligations assumed by the shareholder. However, upon further review, the issuance of the shares will be for services rendered.

NOTE 4--EXTRAORDINARY GAIN FROM DEBT FORGIVENESS

In June 1997, the Company negotiated reductions in the amounts owed to creditors. As a result, the creditors forgave a total of $22,566 in liabilities. As required by generally accepted accounting principles, the gain from the debt forgiveness has been recognized as an extraordinary gain in the accompanying statements of operations for the three and six months ended June
30, 1997.

